Return to 10-Q
CHURCHILL DOWNS INCORPORATED

STOCK OPTION AGREEMENT

130,000 OPTIONS

THIS STOCK OPTION AGREEMENT (“Agreement”) is made as of the 18th day of July, 2006, between Churchill Downs Incorporated, a Kentucky corporation, with its principal place of business at 700 Central Avenue, Louisville, Kentucky 40208 (“Company”), and Robert L. Evans (“Executive”).

WHEREAS, Company has identified Executive as the successor to the current President and Chief Executive Officer who will be stepping down from such office effective August 14, 2006;

WHEREAS, Company has entered into an employment agreement between the Company and Executive pursuant to which Executive will become the President and Chief Executive Officer of Company effective August 14, 2006 (the “Employment Agreement”);

WHEREAS, under the terms of the Employment Agreement, and as a material inducement to enter into the Employment Agreement, Executive is to receive certain grants of equity compensation as a consequence of his employment by Company;

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company at its meeting on July 12, 2006 authorized and directed Company to make an award of options to Executive under the terms and conditions set forth in this Agreement; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of such award.

1.	DEFINITIONS.

a.	“Board” means Company’s Board of Directors.

b.	“Change in Control” shall have the meaning ascribed to such term in the Employment Agreement.

c.	“Code” means the Internal Revenue Code of 1986, as amended.

d.	“Common Stock” means Company’s common stock, no par value, or the common stock or securities of a Successor that have been substituted therefore pursuant to Section 10.

e.	“Company” means Churchill Downs Incorporated, a Kentucky corporation, with its principal place of business at 700 Central Avenue, Louisville, Kentucky 40208.

f.	“Disability” has the meaning ascribed to such term in the Employment Agreement.

Return to 10-Q

g.	“Employment Agreement” has the meaning set forth in the recitals above.

h.	“Fair Market Value” has the meaning given such term in the Employment Agreement.

i.	“Option Price” means the price to be paid for Common Stock upon the exercise of an option, in accordance with Section 3.

j.	“Executive’s Representative” means the personal representative of Executive’s estate, and after final settlement of Executive’s estate, the successor or successors entitled thereto by law.

k.	“Subsidiary” means any corporation or other entity that at the time an option is granted under the Plan qualifies as a subsidiary of Company as defined by Code Section 424(f).

l.
“Successor” means the entity surviving a merger or consolidation with Company, or the entity that acquires all or a substantial portion of Company’s assets or outstanding capital stock (whether by merger, purchase or otherwise).

2.
GRANT OF NON-QUALIFIED STOCK OPTION. Company hereby grants to the Executive the right and option to purchase from Company an aggregate of 130,000 shares of Common Stock (the “Options”), which Options are not intended to constitute an incentive stock option under Code §422.

3.	OPTION PRICE. The price to be paid for the Common Stock upon exercise of the Options is the Fair Market Value of Company’s Common Stock as of July 18, 2006.

4.	OPTION EXPIRATION. The Options shall expire, and cease to be exercisable, at the earliest of the following times:

a.	August 14, 2012;

b.	the date of Executive’s Termination of Employment for Cause (as defined in the Employment Agreement);

c.	the date of the Executive’s voluntary Termination of Employment without Good Reason (as defined in the Employment Agreement);

d.	one (1) year after the Executive’s Termination of Employment as a result of death or Disability (as defined in the Employment Agreement); or

e.
if the Executive’s employment terminates other than a termination under (b), (c) or (d) of this Section 4, the later of: (i) the last day of the calendar quarter in which the Executive’s Termination of Employment occurs or (ii) the day thirty (30) days after such Termination of Employment.

Return to 10-Q

5.	VESTING OF OPTIONS.

a.
Vesting Period. No part of the Options may be exercised unless and until such Options or part thereof shall have become vested based upon the continuous employment of Executive after August 14, 2006. The Options shall vest and become exercisable as follows:

Vesting Date	Number of Options to Vest
September 30, 2006	5,417
December 31, 2006	10,833
March 31, 2007	10,833
June 30, 2007	10,833
September 30, 2007	10,833
December 31, 2007	10,833
March 31, 2008	10,833
June 30, 2008	10,833
September 30, 2008	10,833
December 31, 2008	10,834
March 31, 2009	10,834
June 30, 2009	10,834
August 14, 2009	5,417

In the event: (i) the Executive’s employment is terminated by the Company other than for Cause, death or Disability or (ii) the Executive resigns for Good Reason, for purposes of determining the vesting of Options under this Section 5, the Executive’s employment shall be considered to have continued through the last day of the calendar quarter in which his Termination of Employment occurs.

b.
Partial Accelerated Vesting upon Change in Control. In the event of a Change in Control during the Employment Term (as defined in the Employment Agreement), Executive shall receive accelerated vesting of fifty percent (50%) of the then-unvested Options. The Options that are subject to accelerated vesting pursuant to this Section 5.b. shall be taken pro-rata from each then-unvested tranche of the Option award, and the remaining portion of each tranche shall vest according to Section 5.a. above, subject to potential accelerated vesting pursuant to Section 5.c. below.

c.
Accelerated Vesting upon Termination after Change in Control. If, during the 2-year period following a Change in Control during the Employment Term: (i) Executive is terminated by the Company other than for Cause (as defined in the Employment Agreement), death or Disability, or (ii) Executive voluntarily resigns for Good Reason (as defined in the Employment Agreement), all Options shall become fully vested as of the date of such termination.

Return to 10-Q

6.
EXERCISE OF OPTIONS. To exercise an Option, Executive or Executive’s Representative shall deliver to Company, or to a broker-dealer in the Common Stock with the original copy to Company, the following: [i] seven (7) day prior written notice (which notice may be sent prior to the vesting date of the options to be exercised with exercise contingent on such vesting) specifying the number of shares as to which the Option is being exercised and, if determined by counsel for Company to be necessary, representing that such shares are being acquired for investment purposes only and not for purpose of resale or distribution; and [ii] payment by Executive or Executive’s Representative, or the broker-dealer, of the Option Price for such shares in cash, or if the Committee in its discretion agrees to so accept, by delivery to Company of other Common Stock owned by Executive, or in some combination of cash and Common Stock acceptable to the Committee. At the expiration of the seven (7) day notice period, and provided that all conditions precedent contained in this Agreement are satisfied, Company shall, without transfer or issuance tax or other incidental expenses to Executive, deliver to Executive, at the offices of Company, a certificate or certificates for the Common Stock. If Executive fails to accept delivery of the Common Stock, Executive’s right to exercise the applicable portion of the Options shall terminate. The Options may be exercised in whole or in part at any time before their expiration. If payment of the Option Price is made in Common Stock, the value of the Common Stock used for payment of the Option Price shall be the Fair Market Value of the Common Stock on the business day preceding the day written notice of exercise is delivered to Company. The Option Price shall be subject to adjustments in accordance with the provisions of Section 10.

7.
NONTRANSFERABILITY. The Options are not transferable other than by will or by the laws of descent and distribution. During Executive’s lifetime, the Options are exercisable only by Executive, and after Executive’s death, to the extent exercisable by Executive on the date of Executive’s death, by Executive’s Representative at any time before expiration of said Options. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option or levy or attachment or similar process not specifically permitted herein, shall be null and void and without effect.

8.
INVESTMENT REPRESENTATION. Upon reasonable demand by the Committee for such a representation, Executive or Executive’s Representative shall deliver to the Committee at the time of exercise a written representation that the shares to be acquired upon exercise of the Options are to be acquired for investment and not for resale or distribution. Upon such demand, delivery of such representation before delivery of Common Stock shall be a condition precedent to the right of Executive or Executive’s Representative to purchase Common Stock.

9.
COMPLIANCE WITH OTHER LAWS AND REGULATIONS. The grant and exercise of Options and the obligation of Company to sell and deliver shares under the Options shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Company shall not be required to issue or deliver certificates for shares of Common Stock before [i] the listing of such shares on any stock exchange or over-the-counter market, such as NASDAQ, on which the Common Stock may then be listed or traded, and [ii] the completion of any registration or qualification of any governmental body which Company shall, in it sole discretion, determine to be necessary or advisable. The Company agrees to use its best efforts to procure any such listing, registration or qualification.

Return to 10-Q

10.	CAPITAL ADJUSTMENTS AND MERGERS AND CONSOLIDATIONS.

a.
Capital Adjustments. In the event of a Company stock dividend or distribution (or distribution on Common Stock of any security convertible into securities of the Company), stock split, reorganization, merger, consolidation, subdivision, reclassification, combination or exchange of shares or the like, the number of shares of Common Stock subject to the Options shall be automatically adjusted to take into account such capital adjustment. The price of any share under the Options shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of the Options.

b.
Mergers and Consolidations. In the event Company merges, consolidates or effects a share exchange with another entity, or all or a substantial portion of Company’s assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by a Successor, the kind of shares of Common Stock that shall be subject to the Options shall automatically be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than Company’s Common Stock, of the Successor, and the number of shares subject to the Options and the purchase price per share upon exercise of the Options shall be correspondingly adjusted, so that Executive shall have the right to purchase [a] that number of shares of common stock of the Successor that have a value equal, as of the date of the merger, conversion or acquisition, to the value, as of the date of the merger, conversion or acquisition, of the shares of Common Stock of Company theretofore subject to Executive’s Options, [b] for a purchase price per share that, when multiplied by the number of shares of common stock of the Successor subject to the Options, shall equal the aggregate exercise price at which Executive could have acquired all of the shares of Common Stock of Company theretofore optioned by Executive.

c.
No Effect on Company’s Rights. The granting of the Options shall not affect in any way the right and power of Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11.
TAX WITHHOLDING. Company shall have the right to: [i] withhold from any payment due to Executive or Executive’s Representative; or [ii] require Executive or the Executive’s Representative to remit to Company; or [iii] retain cash or Common Stock otherwise deliverable to Executive or Executive’s Representative, in an amount sufficient to satisfy applicable tax withholding requirements resulting from the grant or exercise of the Options pursuant to this Agreement.

Return to 10-Q

12.
NO RIGHTS AS SHAREHOLDER. Executive or Executive’s Representative shall have no rights as a shareholder with respect to Common Stock subject to the Options before the date of transfer to Executive of a certificate for such shares.

13.
NO RIGHTS TO CONTINUED EMPLOYMENT. Nothing contained in this Agreement nor any award herewith shall confer upon Executive any right with respect to continuance of employment by Company or Subsidiary nor interfere with the right of Company or Subsidiary to terminate Executive’s employment.

14.
EFFECTIVE DATE AND APPROVAL. It is the intent of the parties that the compensation payable to the Executive with respect to the Options constitute qualified performance based compensation under Internal Revenue Code §162(m) and regulations issued thereunder. The effective date of the Options is July 18, 2006, subject to approval by stockholders of the Company holding not less than a majority of the shares present and voting at Company’s 2007 Annual Meeting. In the event the grant of the Options is not approved by stockholders of the Company, this Option Agreement shall be of no effect and the Options shall be null and void. The Company agrees to use its reasonable best efforts to procure shareholder approval of the award of the Options, including, without limitation, placing such matter on the agenda for the Company’s 2007 annual meeting, including appropriate disclosures in the proxy statement for such meeting, recommending to Company shareholders the approval of such Options and soliciting proxies for the approval of such Options.

15.
NOTICES. Notices shall be deemed delivered if delivered personally or if sent by registered or certified mail to the Company at its principal place of business, as set forth above, and to Executive at the address as shall most currently appear on the records of the Company, or at such other address as either party may hereafter designate in writing to the other.

16.
REGISTRATION OF SHARES SUBJECT TO OPTIONS. The Company shall use its reasonable best efforts to file, within 90 days following the execution of this Agreement, a registration statement with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), covering the shares subject to the Options, and thereafter to cause such registration statement to become effective in accordance with the Act and the rules and regulations adopted by the Commission thereunder.

17.
CODE SECTION 409A. It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Code Section 409A. To the extent any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax.

Return to 10-Q

18.
SEVERABILITY. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity and enforceability of the remaining provisions of the Agreement, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Agreement, with the parties agreeing in such event to make all reasonable efforts to replace such invalid or unenforceable provision with a valid provision that will place the parties in approximately the same economic position as contemplated hereunder.

19.
BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns. Executive hereby agrees to accept as binding, conclusive and final all reasonable decisions and interpretations of the Committee upon any questions arising under this Agreement, including without limitation, the interpretation of the terms, conditions and restrictions applicable to the Options granted hereunder and the terms and conditions of this Agreement.

20.
GOVERNING LAW; JURISDICTION: SERVICE OF PROCESS. This Agreement shall be governed by the laws of the Commonwealth of Kentucky. Executive consents to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of any federal court located in Jefferson County, Kentucky in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection with this Agreement, or any breach of this Agreement or any such document or instrument.

21.
ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and may not be amended, modified or supplemented except in a writing signed by Company and Executive.

22.	CAPITALIZED TERMS. Capitalized terms not otherwise defined in this Agreement shall have the meaning given them in the Employment Agreement.

23.
COUNTERPARTS AND SIGNATURES. This Agreement may be signed in counterparts, each of which shall be an original, with the effect as if the signatures thereto and hereto were upon the same instrument. Signatures conveyed by facsimile or PDF file shall constitute original signatures.

(Signature Page follows.)

Return to 10-Q

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first above written.

ROBERT L. EVANS
/s/ Robert L. Evans

CHURCHILL DOWNS INCORPORATED By: /s/ Robert L. Fealy Robert L. Fealy, Authorized Representative of the Board of Directors